                                    EXHIBIT 2(a)
                            Agreement and Plan of Merger,
                              dated as of July 11, 1996,
                     between Washington Federal and Metropolitan

                          AGREEMENT AND PLAN OF MERGER

                                     between

                            WASHINGTON FEDERAL, INC.

                                       and

                              METROPOLITAN BANCORP

                            dated as of July 11, 1996

                          AGREEMENT AND PLAN OF MERGER
                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

ARTICLE I    DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE II   THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     2.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     2.2     Effective Time; Closing. . . . . . . . . . . . . . . . . . . .  7
     2.3     Treatment of Capital Stock . . . . . . . . . . . . . . . . . .  8
     2.4     Shareholder Rights; Stock Transfers. . . . . . . . . . . . . .  8
     2.5     Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . .  8
     2.6     Fractional Shares. . . . . . . . . . . . . . . . . . . . . . .  9
     2.7     Exchange Procedures. . . . . . . . . . . . . . . . . . . . . .  9
     2.8     Anti-Dilution Provisions . . . . . . . . . . . . . . . . . . . 10
     2.9     Options. . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     2.10    Additional Actions . . . . . . . . . . . . . . . . . . . . . . 11


ARTICLE III  REPRESENTATIONS AND WARRANTIES
             OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . 11

     3.1     Capital Structure. . . . . . . . . . . . . . . . . . . . . . . 11
     3.2     Organization, Standing and Authority of the Company. . . . . . 12
     3.3     Ownership of the Company Subsidiaries. . . . . . . . . . . . . 12
     3.4     Organization, Standing and Authority of
               the Company Subsidiaries . . . . . . . . . . . . . . . . . . 12
     3.5     Authorized and Effective Agreement . . . . . . . . . . . . . . 13
     3.6     Authorized and Effective Mortgage Company Agreement. . . . . . 14
     3.7     Securities Documents and Regulatory Reports. . . . . . . . . . 15
     3.8     Financial Statements . . . . . . . . . . . . . . . . . . . . . 15
     3.9     Material Adverse Change  . . . . . . . . . . . . . . . . . . . 16
     3.10    Environmental Matters  . . . . . . . . . . . . . . . . . . . . 16
     3.11    Loans, Allowance for Loan Losses, Real Estate
               Owned and Investment and Mortgage-Backed Securities  . . . . 17
     3.12    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.13    Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . 19
     3.14    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . 19
     3.15    Certain Information  . . . . . . . . . . . . . . . . . . . . . 20
     3.16    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . 20
     3.17    Certain Contracts  . . . . . . . . . . . . . . . . . . . . . . 22


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     3.18    Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . 23
     3.19    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     3.20    Properties . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     3.21    Labor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     3.22    Required Vote; Inapplicability of Antitakeover Statutes  . . . 24
     3.23    Ownership of Acquiror Common Stock . . . . . . . . . . . . . . 24
     3.24    Disclosures  . . . . . . . . . . . . . . . . . . . . . . . . . 24

ARTICLE IV   REPRESENTATIONS AND WARRANTIES
             OF THE ACQUIROR  . . . . . . . . . . . . . . . . . . . . . . . 25

     4.1     Capital Structure  . . . . . . . . . . . . . . . . . . . . . . 25
     4.2     Organization, Standing and Authority of the Acquiror . . . . . 25
     4.3     Ownership of the Acquiror Subsidiaries . . . . . . . . . . . . 25
     4.4     Organization, Standing and Authority of the
               Acquiror Subsidiaries  . . . . . . . . . . . . . . . . . . . 26
     4.5     Authorized and Effective Agreement . . . . . . . . . . . . . . 26
     4.6     Securities Documents and Regulatory Reports  . . . . . . . . . 27
     4.7     Financial Statements . . . . . . . . . . . . . . . . . . . . . 28
     4.8     Material Adverse Change  . . . . . . . . . . . . . . . . . . . 28
     4.9     Environmental Matters  . . . . . . . . . . . . . . . . . . . . 29
     4.10    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . 29
     4.11    Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . 30
     4.12    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . 30
     4.13    Certain Information  . . . . . . . . . . . . . . . . . . . . . 31
     4.14    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . 31
     4.15    Certain Contracts  . . . . . . . . . . . . . . . . . . . . . . 33
     4.16    Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . 33
     4.17    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     4.18    Properties . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     4.19    Labor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     4.20    Ownership of Company Common Stock  . . . . . . . . . . . . . . 34
     4.21    Disclosures  . . . . . . . . . . . . . . . . . . . . . . . . . 35

ARTICLE V    COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . 35

     5.1     Reasonable Best Efforts  . . . . . . . . . . . . . . . . . . . 35
     5.2     Shareholder Meeting  . . . . . . . . . . . . . . . . . . . . . 35
     5.3     Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . 35
     5.4     Investigation and Confidentiality  . . . . . . . . . . . . . . 36
     5.5     Press Releases . . . . . . . . . . . . . . . . . . . . . . . . 37
     5.6     Business of the Parties  . . . . . . . . . . . . . . . . . . . 38
     5.7     Certain Actions  . . . . . . . . . . . . . . . . . . . . . . . 41
     5.8     Current Information  . . . . . . . . . . . . . . . . . . . . . 42


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     5.9     Indemnification; Insurance . . . . . . . . . . . . . . . . . . 42
     5.10    Benefit Plans and Arrangements . . . . . . . . . . . . . . . . 43
     5.11    Bank Merger  . . . . . . . . . . . . . . . . . . . . . . . . . 44
     5.12    Certain Policies; Integration  . . . . . . . . . . . . . . . . 45
     5.13    Restrictions on Resale . . . . . . . . . . . . . . . . . . . . 45
     5.14    Disclosure Supplements . . . . . . . . . . . . . . . . . . . . 45
     5.15    Failure to Fulfill Conditions  . . . . . . . . . . . . . . . . 46

ARTICLE VI CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . 46

     6.1     Conditions Precedent - The Acquiror and the Company  . . . . . 46
     6.2     Conditions Precedent - The Company . . . . . . . . . . . . . . 47
     6.3     Conditions Precedent - The Acquiror  . . . . . . . . . . . . . 48

ARTICLE VII  TERMINATION, WAIVER AND AMENDMENT50

     7.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . 50
     7.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . 51
     7.3     Survival of Representations, Warranties
               and Covenants  . . . . . . . . . . . . . . . . . . . . . . . 51
     7.4     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     7.5     Amendment or Supplement  . . . . . . . . . . . . . . . . . . . 52

ARTICLE VIII MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . 52

     8.1     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     8.2     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . 52
     8.3     No Assignment  . . . . . . . . . . . . . . . . . . . . . . . . 52
     8.4     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     8.5     Alternative Structure  . . . . . . . . . . . . . . . . . . . . 53
     8.6     Interpretation . . . . . . . . . . . . . . . . . . . . . . . . 54
     8.7     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . 54
     8.8     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . 54
     8.9     Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . 54


Exhibit A    Form of Stock Option Agreement
Exhibit B    Form of Stockholder Agreement
Exhibit C    Form of Affiliate Letter

                          AGREEMENT AND PLAN OF MERGER


     Agreement and Plan of Merger (the "Agreement"), dated as of July 11, 1996, between Washington Federal, Inc. (the "Acquiror"), a Washington corporation, and Metropolitan Bancorp (the "Company"), a Washington corporation.

                              W I T N E S S E T H:

     WHEREAS, the Boards of Directors of the Acquiror and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transactions provided for herein, including the merger of the Company with and into the Acquiror, subject to the terms and conditions set forth herein; and

     WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

     WHEREAS, as a condition and inducement to the Acquiror's willingness to enter into this Agreement, (i) the Company is concurrently entering into a Stock Option Agreement with the Acquiror (the "Stock Option Agreement"), in substantially the form attached hereto as Exhibit A, pursuant to which the Company is granting to the Acquiror the option to purchase shares of Company Common Stock (as defined herein) under certain circumstances and (ii) certain shareholders of the Company are concurrently entering into a Stockholder Agreement with the Acquiror (the "Stockholder Agreement"), in substantially the form attached hereto as Exhibit B, pursuant to which, among other things, such stockholders agree to vote their shares of Company Common Stock in favor of this Agreement and the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     The following terms shall have the meanings ascribed to them for all purposes of this Agreement.

     "Acquiror Bank" shall mean Washington Federal Savings and Loan Association, a federally-chartered savings and loan association and a wholly-owned subsidiary of the Acquiror.

     "Acquiror Common Stock" shall mean the common stock, par value $1.00 per share, of the Acquiror.

     "Acquiror Employee Plans" shall have the meaning set forth in Section 4.14(a) hereof.

     "Acquiror Employee Stock Benefit Plans" shall mean the following employee benefit plans of the Acquiror: 1982 Employee Stock Compensation Program, 1987 Stock Option and Stock Appreciation Rights Plan, 1994 Stock Option and Stock Appreciation Rights Plan and Washington Federal Savings Profit Sharing Retirement Plan and Employee Stock Ownership Plan.

     "Acquiror Financial Statements" shall mean (i) the consolidated statements of financial condition (including related notes and schedules, if any) of the Acquiror as of September 30, 1995, 1994 and 1993 and the consolidated statements of operations, stockholders' equity and cash flows (including related notes and schedules, if any) of the Acquiror for each of the three years ended September 30, 1995, 1994 and 1993 as filed by the Acquiror in its Securities Documents, and (ii) the consolidated statements of financial condition of the Acquiror (including related notes and schedules, if any) and the consolidated statements of operations, stockholders' equity and cash flows (including related notes and schedules, if any) of the Acquiror included in the Securities Documents filed by the Acquiror with respect to the quarterly and annual periods ended subsequent to September 30, 1995.

     "Acquiror Preferred Stock" shall mean the shares of preferred stock, par value $1.00 per share, of the Acquiror.

     "Articles of Merger" shall have the meaning set forth in Section 2.2 hereof.

     "Average Acquiror Share Price" shall mean the average closing price per share of Acquiror Common Stock, as reported on the Nasdaq Stock Market's National Market (as reported by THE WALL STREET JOURNAL or, if not reported thereby, another authoritative source), during the 20 trading days ending on the fifth business day prior to the Effective Time.

     "Bank" shall mean Metropolitan Federal Savings and Loan Association of Seattle, a federally-chartered savings and loan association and a wholly-owned subsidiary of the Company.

     "Bank Merger" shall have the meaning set forth in Section 5.11 hereof.

     "BIF" shall mean the Bank Insurance Fund administered by the FDIC or any successor thereto.

     "Bank Merger Agreement" shall have the meaning set forth in Section 5.11 hereof.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commission" shall mean the Securities and Exchange Commission.


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     "Company Common Stock" shall mean the common stock, par value $0.01 per share, of the Company.

     "Company Employee Plans" shall have the meaning set forth in Section 3.16(a) hereof.

     "Company Financial Statements" shall mean (i) the consolidated statements of financial condition (including related notes and schedules, if any) of the Company as of March 31, 1996, 1995 and 1994 and the consolidated statements of income, stockholders' equity and cash flows (including related notes and schedules, if any) of the Company for each of the three years ended March 31, 1996, 1995 and 1994 as filed by the Company in its Securities Documents, and
(ii) the consolidated statements of financial condition of the Company (including related notes and schedules, if any) and the consolidated statements of income, stockholders' equity and cash flows (including related notes and schedules, if any) of the Company included in the Securities Documents filed by the Company with respect to the quarterly and annual periods ended subsequent to March 31, 1996.

     "Company Options" shall mean options to purchase shares of Company Common Stock granted pursuant to the Company Option Plans.

     "Company Option Plans" shall mean the following stock option plans of the Company, as amended and as in effect as of the date hereof: Amended Stock Option and Incentive Plan and Stock Option Plan for Nonemployee Directors.

     "Company Preferred Stock" shall mean the shares of preferred stock, par value $0.01 per share, of the Company.

     "Dissenting Shares" shall have the meaning set forth in Section 2.5 hereof.

     "DOJ" shall mean the United States Department of Justice.

     "Effective Time" shall mean the date and time specified pursuant to Section
2.2 hereof as the effective time of the Merger.

     "Environmental Claim" means any written notice from any Governmental Entity or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

     "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or
(2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, ET SEQ; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, ET SEQ;
the Clean Air Act, as amended, 42 U.S.C. Section 7401, ET SEQ; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, ET SEQ; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, ET SEQ; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 1101,
ET SEQ; the Safe Drinking Water Act, 42 U.S.C. Section 300f, ET SEQ; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Ratio" shall have the meaning set forth in Section 2.3 hereof.

     "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

     "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

     "FHLB" shall mean Federal Home Loan Bank.

     "Form S-4" shall mean the registration statement on Form S-4 (or on any successor or other appropriate form) to be filed by the Acquiror in connection with the issuance of shares of Acquiror Common Stock pursuant to the Merger, including the Proxy Statement which forms a part thereof, as amended and supplemented.

     "Governmental Entity" shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

     "HOLA" shall mean the Home Owners' Loan Act, as amended.

     "Material Adverse Effect" shall mean, with respect to the Acquiror or the Company, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of the Acquiror and its Subsidiaries taken as whole or the Company and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of (x) either the Company or the Bank to consummate the transactions contemplated by this

Agreement (including without limitation the transactions contemplated by the Bank Merger Agreement and the Mortgage Company Agreement) or (y) either the Acquiror or the Acquiror Bank to consummate the transactions contemplated by this Agreement (including without limitation the transactions contemplated by the Bank Merger Agreement), provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to the savings industry (including without limitation prospective changes which result in assessments which are intended to recapitalize the SAIF), (b) changes in generally accepted accounting principles that are generally applicable to the savings industry, (c) reasonable expenses incurred in connection with the transactions contemplated hereby or (d) actions or omissions of a party (or any of its Subsidiaries) taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby, including without limitation any actions taken by the Company pursuant to Section 5.12 hereof.

     "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

     "Merger" shall mean the merger of the Company with and into the Acquiror pursuant to the terms hereof.

     "Mortgage Company" shall mean Phoenix Mortgage & Investment, Inc., a wholly-owned subsidiary of the Company.

     "Mortgage Company Agreement" shall mean the Mortgage Company Agreement, dated as of the date hereof, among the Company, the Bank, John H. Fairchild and Sheryl Nilson, which provides the terms and conditions under which the Company would (i) distribute to Mr. Fairchild and Ms. Nilson (the "Shareholders") not less than 81% of the outstanding shares of common stock of the Mortgage Company and (ii) redeem shares of Company Common Stock held by the Shareholders.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "OTS" shall mean the Office of Thrift Supervision of the U.S. Department of the Treasury or any successor thereto.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

     "Previously Disclosed" shall mean disclosed (i) in a letter dated the date hereof delivered from the disclosing party to the other party specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein, or (ii) a letter dated after the date hereof from the disclosing party specifically referring to this Agreement and describing in reasonable detail the matters contained therein and delivered by the other party pursuant to Section 5.14 hereof.

     "Proxy Statement" shall mean the prospectus/proxy statement contained in the Form S-4, as amended or supplemented, and to be delivered to shareholders of the Company in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby.

     "Real Estate Owned" shall mean real estate acquired by foreclosure or by deed-in-lieu of foreclosure, real estate in judgment and subject to redemption and in-substance foreclosures under generally accepted accounting principles.

     "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

     "SAIF" shall mean the Savings Association Insurance Fund administered by the FDIC or any successor thereto.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

     "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

     "Subsidiary" and "Significant Subsidiary" shall have the meanings set forth in Rule 1-02 of Regulation S-X of the Commission.

     "WBCA" shall mean the Washington Business Corporation Act, as amended.

     Other terms used herein are defined in the preamble and elsewhere in this Agreement.

                                   ARTICLE II
                                   THE MERGER

2.1  THE MERGER

     (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.2 hereof), the Company shall be merged with and into the Acquiror (the "Merger") in accordance with the provisions of
Section 23B.11.010 of the WBCA. The Acquiror shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") of the Merger, and shall continue its corporate existence under the laws of the State of Washington. The name of the Surviving Corporation shall continue to be "Washington Federal, Inc." Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

     (b) From and after the Effective Time, the Merger shall have the effects set forth in Section 23B.11.060 of the WBCA.

     (c) The Restated Articles of Incorporation and Bylaws of the Acquiror, as in effect immediately prior to the Effective Time, shall be the Restated Articles of Incorporation and Bylaws of the Surviving Corporation, respectively, until altered, amended or repealed in accordance with their terms and applicable law.

     (d) The authorized capital stock of the Surviving Corporation shall be as stated in the Restated Articles of Incorporation of the Acquiror immediately prior to the Effective Time.

     (e) Upon consummation of the Merger, (i) the directors of the Surviving Corporation shall be the directors of the Acquiror immediately prior to the Effective Time and (ii) the executive officers of the Surviving Corporation shall be the executive officers of the Acquiror immediately prior to the Effective Time and Patrick F. Patrick, who shall be elected as an Executive Vice President of the Surviving Corporation. Each of the directors and executive officers of the Surviving Corporation shall hold office in accordance with the Restated Articles of Incorporation and Bylaws of the Surviving Corporation.

2.2  EFFECTIVE TIME; CLOSING

     The Merger shall become effective upon the occurrence of the filing of articles of merger (the "Articles of Merger") with the Secretary of State of the State of Washington pursuant to Section 23B.11.050 of the WBCA, unless a later date and time is specified as the effective time in such Articles of Merger (the "Effective Time"). A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., Pacific Time, on the fifth business day following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at the principal executive offices of the Acquiror in Seattle, Washington or at such other place, at such other time, or on such other date as the parties may mutually agree upon. At the Closing, there shall be delivered to the Acquiror and the Company the opinions, certificates and other documents required to be delivered under Article VI hereof.

2.3  TREATMENT OF CAPITAL STOCK

     Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any shareholder:

     (a) each share of Acquiror Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding; and

     (b) subject to Sections 2.5, 2.6 and 7.1(f) hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by the Acquiror or any of its Subsidiaries other than in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted, which shall be cancelled and retired) shall become and be converted into the right to receive the number of shares of Acquiror Common Stock (calculated to the nearest one-thousandth) which is equal to (i) if the Average Acquiror Share Price is equal to or greater than $18.00 per share but equal to or less than $24.50 per share, the quotient determined by dividing (A) $18.00 by (B) the Average Acquiror Share Price, (ii) if the Average Acquiror Share Price is less than $18.00 per share, one share or (iii) if the Average Acquiror Share Price is greater than $24.50 per share, .735 shares (in any case, subject to possible adjustment as set forth in Sections 2.8 and 7.1(f) hereof, the "Exchange Ratio").

2.4  SHAREHOLDER RIGHTS; STOCK TRANSFERS

     Except as provided for in Section 2.5 hereof, at the Effective Time, holders of Company Common Stock shall cease to be and shall have no rights as shareholders of the Company, other than to receive the consideration provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfers books of the Company or the Surviving Corporation of shares of Company Common Stock.

2.5  DISSENTING SHARES

     Each outstanding share of Company Common Stock the holder of which has perfected his right to dissent under the WBCA and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive shares of Acquiror Common Stock hereunder, and the holder thereof shall be entitled only to such rights as are granted by the WBCA. The Company shall give the Acquiror prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the WBCA (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at any time, such holder's shares of Company Common Stock shall be converted into the right to receive Acquiror Common Stock in accordance with the applicable provisions of this Agreement.

2.6  FRACTIONAL SHARES

     Notwithstanding any other provision hereof, no fractional shares of Acquiror Common Stock shall be issued to holders of Company Common Stock. In lieu thereof, each holder of shares of Company Common Stock entitled to a fraction of a share of Acquiror Common Stock shall, at the time of surrender of the certificate or certificates representing such holder's shares, receive an amount of cash (without interest) equal to the product arrived at by multiplying such fraction of a share of Acquiror Common Stock by the Average Acquiror Share Price, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share interest.

2.7  EXCHANGE PROCEDURES

     (a) At or after the Effective Time, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Company Common Stock, upon surrender of the same to an agent, duly appointed by the Acquiror (the "Exchange Agent"), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Acquiror Common Stock into which the shares of Company Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as provided in Section 2.3(b) hereof. As promptly as practicable after the Effective Time (and in no event later than the fifth business day following the Effective Time), the Exchange Agent shall mail to each holder of record of an outstanding certificate which immediately prior to the Effective Time evidenced shares of Company Common Stock, and which is to be exchanged for Acquiror Common Stock as provided in Section 2.3 hereof, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Merger and of the procedure for surrendering to the Exchange Agent such certificate in exchange for a certificate or certificates evidencing Acquiror Common Stock or cash in lieu of any fractional share. Notwithstanding anything in this Agreement to the contrary, certificates representing Company Common Stock surrendered for exchange by any Affiliate of the Company (as defined in Section 5.13(a) hereof) shall not be exchanged for certificates representing shares of Acquiror Common Stock in accordance with the terms of this Agreement until the Acquiror has received a written agreement from such person as specified in Section 5.13(b).

     (b) No holder of a certificate theretofore representing shares of Company Common Stock shall be entitled to receive any dividends in respect of the Acquiror Common Stock into which such shares shall have been converted by virtue of the Merger until the certificate representing such shares is surrendered in exchange for a certificate or certificates representing shares of Acquiror Common Stock. In the event that dividends are declared and paid by the Acquiror in respect of Acquiror Common Stock after the Effective Time but prior to any holder's surrender of certificates representing shares of Company Common Stock, dividends payable to such holder in respect of shares of Acquiror Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the certificates representing such shares of Company Common Stock. The Acquiror shall be entitled, after the Effective Time, to treat certificates representing shares of Company Common Stock as evidencing ownership of the number of full shares of Acquiror Common Stock into which the shares of Company Common Stock represented by such certificates shall have been converted pursuant to this Agreement, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

     (c) The Acquiror shall not be obligated to deliver a certificate or certificates representing shares of Acquiror Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.7, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by the Acquiror. If any certificate evidencing shares of Acquiror Common Stock is to be issued in a name other than that in which the certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

2.8  ANTI-DILUTION PROVISIONS

     If, between the date hereof and the Effective Time, the shares of Acquiror Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly.

2.9  OPTIONS

     On a mutually agreeable date prior to the Effective Time, but in no event later than immediately before the Effective Time, the Company shall terminate each of the Company Option Plans and terminate each Company Option that is outstanding and unexercised at the time in exchange for a payment from the Company, subject to required withholding taxes and the receipt of an appropriate release as discussed below, of cash in an amount equal to the difference between the exercise price of such Company Option and $18.00 for each share of Company Common Stock subject to such Company Option. The Company agrees to use its best efforts obtain an appropriate release from the holder of a Company Option which is terminated pursuant to this Section 2.9 prior to making any payment in exchange therefor.

2.10 ADDITIONAL ACTIONS

     If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or
(ii) otherwise carry out the purposes of this Agreement, the Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Acquiror as follows:

3.1  CAPITAL STRUCTURE

     The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. As of the date hereof, 3,710,205 shares of Company Common Stock are issued and outstanding, 383,648 shares of Company Common Stock are directly or indirectly held by the Company as treasury stock and no shares of Company Preferred Stock are issued and outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Company

Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. Except for the Stock Option Agreement and for Company Options to acquire not more than 332,850 shares of Company Common Stock outstanding as of the date hereof, a schedule of which has been Previously Disclosed, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Company.

3.2  ORGANIZATION, STANDING AND AUTHORITY OF THE COMPANY

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Company. The Company is duly registered as a unitary savings and loan holding company under the HOLA and the regulations of the OTS thereunder. The Company has heretofore delivered to the Acquiror true and complete copies of the Articles of Incorporation and Bylaws of the Company as in effect as of the date hereof.

3.3  OWNERSHIP OF THE COMPANY SUBSIDIARIES

     The Company has Previously Disclosed the name, jurisdiction of incorporation and percentage ownership of each direct or indirect Company Subsidiary. Except for (x) capital stock of the Company Subsidiaries, (y) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and (z) securities and other interests which are Previously Disclosed, the Company does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization. The outstanding shares of capital stock or other ownership interests of each Company Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and except as Previously Disclosed are directly owned by the Company free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of the Company Subsidiaries and, other than the Mortgage Company Agreement, there are no agreements, understandings or commitments relating to the right of the Company to vote or to dispose of such capital stock or other ownership interests.

3.4  ORGANIZATION, STANDING AND AUTHORITY OF THE COMPANY SUBSIDIARIES

     Each of the Company Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each of the Company Subsidiaries (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material
Adverse Effect on the Company. The deposit accounts of the Bank are insured by the SAIF or the BIF to the maximum extent permitted by the FDIA.
The Bank has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder. The Company has heretofore delivered or made available to the Acquiror true and complete copies of the Charter and Bylaws of the Bank and the Articles of Incorporation and Bylaws of each other Company Subsidiary as in effect as of the date hereof.

3.5  AUTHORIZED AND EFFECTIVE AGREEMENT

     (a) The Company has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals and the approval of the Company's shareholders of this Agreement) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, except for the approval of this Agreement by the Company's shareholders. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Acquiror, constitutes a legal, valid and binding obligation of the Company which is enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by the Company with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of the Company or the equivalent documents of any Company Subsidiary, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Company or a Company Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or a Company Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected or (iii) subject to receipt of all required governmental and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or a Company Subsidiary.

     (c) Except for (i) the filing of applications and notices with, and the consent and approval of, the OTS, (ii) the filing and effectiveness of the Form S-4 with the Commission,

(iii) compliance with applicable state securities or "blue sky" laws and the NASD Bylaws in connection with the issuance of Acquiror Common Stock pursuant to this Agreement, (iv) the approval of this Agreement by the requisite vote of the shareholders of the Company, (v) the filing of Articles of Merger with the Secretary of State of the State of Washington pursuant to the WBCA in connection with the Merger, (vi) the filing of Articles of Combination with the OTS in connection with the Bank Merger and (vii) review of the Merger by the DOJ under federal antitrust laws, and except for such filings, registrations, consents or approvals which are Previously Disclosed, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of the Company or any Company Subsidiary in connection with (i) the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and (ii) the execution and delivery by the Bank of the Bank Merger Agreement and the consummation by the Bank of the transactions contemplated thereby.

     (d) As of the date hereof, neither the Company nor any of the Company Subsidiaries is aware of any reasons relating to the Company or any of the Company Subsidiaries (including without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement and (ii) the continuation by the Acquiror after the Effective Time of the business of each of the Acquiror and the Company as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of the Company, could have a Material Adverse Effect on the Acquiror or the Company or materially impair the value of the Company and the Company Subsidiaries to the Acquiror.

3.6  AUTHORIZED AND EFFECTIVE MORTGAGE COMPANY AGREEMENT

     (a) The Company has all requisite corporate power and authority to enter into the Mortgage Company Agreement and to perform all of its obligations under the Mortgage Company Agreement. The execution and delivery of the Mortgage Company Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company. The Mortgage Company Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of the Company which is enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (b) Neither the execution and delivery of the Mortgage Company Agreement, nor consummation of the transactions contemplated thereby, nor compliance by the Company with any of the provisions thereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of the Company or the equivalent documents of any Company Subsidiary, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Company or a Company Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or a Company Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or a Company Subsidiary.

3.7  SECURITIES DOCUMENTS AND REGULATORY REPORTS

     (a) Since January 1, 1993, the Company has timely filed with the Commission and the NASD all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) Since January 1, 1993, each of the Company and the Bank has duly filed with the OTS, the FDIC and any other applicable federal or state banking authority, as the case may be, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of the Company and the Bank by the OTS, neither the Company nor the Bank was required to correct or change any action, procedure or proceeding which the Company or the Bank believes has not been corrected or changed as required as of the date hereof.

3.8  FINANCIAL STATEMENTS

     (a) The Company has previously delivered or made available to the Acquiror accurate and complete copies of the Company Financial Statements which, in the case of the consolidated statements of financial condition of the Company as of March 31, 1996, 1995 and 1994 and the consolidated statements of income, stockholders' equity and cash flows for each of the three years ended March 31, 1996, 1995 and 1994, are accompanied by the audit reports of Deloitte & Touche LLP, independent public accountants with respect to the Company. The Company Financial Statements referred to herein, as well as the Company Financial Statements to be delivered pursuant to Section 5.8 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of the Company as of the respective dates set forth therein, and the consolidated results of operations, stockholders' equity and cash flows of the Company for the respective periods or as of the respective dates set forth therein.

     (b) Each of the Company Financial Statements referred to in Section 3.8(a) has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein. The audits of the Company and the Company Subsidiaries have been conducted in all material respects in accordance with generally accepted auditing standards. The books and records of the Company and the Company Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and its Subsidiaries.

     (c) Except and to the extent (i) reflected, disclosed or provided for in the consolidated statement of financial condition of the Company as of March 31, 1996 (including related notes) and (ii) of liabilities incurred since March 31, 1996 in the ordinary course of business, neither the Company nor any Company Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of the Company on a consolidated basis.

3.9  MATERIAL ADVERSE CHANGE

     Except as Previously Disclosed, since March 31, 1996 (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of reasonable expenses in connection with the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

3.10 ENVIRONMENTAL MATTERS

     (a) To the best of the Company's knowledge, the Company and its Subsidiaries are in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor a Company Subsidiary has received in the past five years any communication from a Governmental Entity alleging that the Company or a Company Subsidiary is not in such compliance, or if such a communication has been received, the Company is now in such compliance, and, to the best knowledge of the Company, there are no present circumstances that would prevent or interfere with the continuation of compliance with all Environmental Laws.

     (b) To the best of the Company's knowledge, none of the properties owned, leased or operated by the Company or a Company Subsidiary has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a Material Adverse Effect on the Company.

     (c) To the best of the Company's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against the Company or a Company Subsidiary or against any person or entity whose liability for any Environmental Claim the Company or a Company Subsidiary has or may have retained or assumed either contractually or by operation of law, except such which would not have a Material Adverse Effect on the Company.

     (d) Except as Previously Disclosed, the Company has not conducted any environmental studies during the past five years with respect to any properties owned by it or a Company Subsidiary as of the date hereof.

3.11 LOANS, ALLOWANCE FOR LOAN LOSSES, REAL ESTATE OWNED AND INVESTMENT AND MORTGAGE-BACKED SECURITIES

     (a) Each loan on the books and records of the Company and any Company Subsidiary, including unfunded portions of outstanding lines of credit and loan commitments, was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the best knowledge of the Company, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights and to general equity principles.

     (b) The allowance for loan losses reflected on the Company's consolidated statements of financial condition included in the Company Financial Statements is, or will be in the case of subsequently delivered Company Financial Statements, as the case may be, in the opinion of the Company's management adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans net of recoveries. The Real Estate Owned reflected on the consolidated statements of financial condition included in the Company Financial Statements is, or will be in the case of subsequently delivered Company Financial Statements, as the case may be, carried at the lower of cost or fair value, less estimated costs to sell, as required by generally accepted accounting principles.

     (c) The Company has Previously Disclosed to the Acquiror as of June 30, 1996 or the latest practicable date prior thereto, as applicable: (i) any written or, to the Company's knowledge, oral loan or similar agreement under the terms of which the obligor is 30 or more days delinquent in payment of principal or interest, or to the best of the Company's knowledge, in default of any other provision thereof; (ii) each loan or similar agreement which has been classified as "substandard," "doubtful," "loss" or "special mention" by the Company, a Company Subsidiary or an applicable regulatory authority; (iii) a listing of the Real Estate Owned held by the Company and the Company Subsidiaries; (iv) a schedule of all investment securities and mortgage-backed securities of the Company and the Company Subsidiaries, including securities held-to-maturity, available for sale and held for trading, as well as the respective carrying values and fair values of all such securities, and in each case, all such information as Previously Disclosed is complete and accurate in all material respects.

3.12 TAX MATTERS

     (a) The Company and its Subsidiaries, and each of their predecessors, have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all material taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all material taxes for any subsequent periods ending on or prior to the Effective Time. Neither the Company nor a Company Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

     (b) All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by the Company and its Subsidiaries are complete and accurate in all material respects. Neither the Company nor a Company Subsidiary is delinquent in the payment of any tax, assessment or governmental charge or has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against the Company or a Company Subsidiary as a result of any examinations or otherwise which have not been settled and paid. There are currently no agreements in effect with respect to the Company or a Company Subsidiary to extend the period of limitations for the assessment or collection of any tax. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to such return is pending or, to the best of the Company's knowledge, threatened.

     (c) Except as Previously Disclosed, neither the Company nor any Company Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes, (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or a Company Subsidiary (nor does the Company have any knowledge that the Internal Revenue

Service has proposed any such adjustment or change of accounting method) or
(iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

3.13   LEGAL PROCEEDINGS

     There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of the Company, threatened against the Company or a Company Subsidiary or against any asset, interest or right of the Company or a Company Subsidiary, or, to the best knowledge of the Company, against any officer, director or employee of any of them that in any such case, if decided adversely, would have a Material Adverse Effect on the Company. Neither the Company nor a Company Subsidiary is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect on the Company.

3.14   COMPLIANCE WITH LAWS

     (a) Each of the Company and the Company Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect on the Company; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of the Company, no suspension or cancellation of any of the same is threatened.

     (b) Neither the Company nor a Company Subsidiary is in violation of its respective Articles of Incorporation, Charter or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect on the Company; and neither the Company nor a Company Subsidiary has received in the past five years any notice or communication from a Governmental Entity asserting that the Company or a Company Subsidiary is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor a Company Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings associations or savings and loan holding companies issued by governmental authorities), and none of them has received in the past five years any written communication requesting that it enter into any of the foregoing, or if such a communication has been received, none of them is any longer subject to such request.

3.15   CERTAIN INFORMATION

     None of the information relating to the Company and its Subsidiaries supplied or to be supplied for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and any amendment thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and
(ii) the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of the Company and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Proxy Statement mailed by the Company to its shareholders in connection with the meeting of shareholders at which this Agreement will be considered by such shareholders will comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder.

3.16   EMPLOYEE BENEFIT PLANS

     (a) The Company has Previously Disclosed all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of the Company or any Company Subsidiary (the "Company Employee Plans"), whether written or oral, and the Company has previously furnished or made available to the Acquiror accurate and complete copies of the same together with (i) the most recent actuarial and financial reports prepared with respect to any qualified plans,
(ii) the most recent annual reports filed with any governmental agency, and
(iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.


     (b) None of the Company, any Company Subsidiary, any pension plan maintained by any of them and qualified under Section 401(a) of the Code or, to the best of the Company's knowledge, any fiduciary (with respect to whom the Company or a Company Subsidiary has an indemnification obligation) of such plan has incurred any material liability to the PBGC or the Internal Revenue Service with respect to any such plan. To the best of the Company's knowledge, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan.

     (c) Neither the Company nor any Company Subsidiary participates in or has incurred any liability (that has not already been satisfied) under Section 4201 of ERISA for a complete or partial withdrawal from a multiemployer plan (as such term is defined in Section 4001(a)(3) of ERISA).

     (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each Company Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "Company Pension Plan") which is intended to qualify under Section 401(a) of the Code to the effect that such plan is qualified under section 401(a) of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of the Company's knowledge, is threatened to be revoked and, except as Previously Disclosed, the Company does not know of any ground on which such revocation may be based. Neither the Company nor any Company Subsidiary has any material liability under any such plan that is not reflected on the consolidated statement of financial condition of the Company at March 31, 1996 included in the Company Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

     (e) To the best of the Company's knowledge, no prohibited transaction (within the meaning of Section 406 of ERISA) that is not exempt from the prohibition of such Section by virtue of a statutory or administrative exemption has occurred with respect to any Company Employee Plan which would result in the imposition, directly or indirectly, on the Company or a Company Subsidiary of a material excise tax under Section 4975 of the Code or a material civil penalty under Section 502(i) of ERISA or otherwise have a Material Adverse Effect on the Company.

     (f) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Company Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Company Pension Plan, and there is no "unfunded current liability" (as defined in Section 412(l)(8)(A) of the Code) with respect to any Company Pension Plan.

     (g) To the best of the Company's knowledge and except as Previously Disclosed, the Company Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

     (h) There are no pending or, to the best of the Company's knowledge, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the

Company Employee Plans or any trust related thereto or, to the best of the Company's knowledge, any fiduciary thereof (with respect to whom the Company or a Company Subsidiary has an indemnification obligation).

3.17   CERTAIN CONTRACTS

     (a) Except as Previously Disclosed, neither the Company nor a Company Subsidiary is a party to, is bound or affected by, receives, or is obligated to pay, benefits under (i) any agreement, arrangement or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by the Company or a Company Subsidiary (other than in the case of the Bank deposits, FHLB advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by the Company or a Company Subsidiary of any obligation of others,
(ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of the Company or a Company Subsidiary,
(iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of the Company or a Company Subsidiary upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events), (iv) any agreement, arrangement or understanding pursuant to which the Company or a Company Subsidiary is obligated to indemnify any director, officer, employee or agent of the Company or a Company Subsidiary, (v) any agreement, arrangement or understanding to which the Company or a Company Subsidiary is a party or by which any of the same is bound which limits the freedom of the Company or a Company Subsidiary to compete in any line of business or with any person, (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the OTS, the FDIC or any other regulatory agency, or (vii) any other agreement, arrangement or understanding which would be required to be filed as an exhibit to the Company's Annual Report on Form 10-K under the Exchange Act and which has not been so filed.

     (b) Neither the Company nor any Company Subsidiary is in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect on the Company, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

3.18   BROKERS AND FINDERS

     Except as Previously Disclosed, neither the Company nor any Company Subsidiary nor, to the best of the Company's knowledge, any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby which reasonably could be expected to be a liability of the Company or a Company Subsidiary.

3.19   INSURANCE

     Each of the Company and its Subsidiaries is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations. The Company has Previously Disclosed all policies of insurance maintained by it or a Company Subsidiary as of the date hereof and any claims thereunder in excess of $50,000 since January 1, 1994.

3.20   PROPERTIES

     All real and personal property owned by the Company or its Subsidiaries or presently used by any of them in its respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of the Company and its Subsidiaries in the ordinary course of business consistent with their past practices. The Company and the Company Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of the Company as of March 31, 1996 included in the Company Financial Statements or acquired after such date, except (i) liens for current taxes not yet due or payable (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and
(iv) as reflected on the consolidated statement of financial condition of the Company as of March 31, 1996 included in the Company Financial Statements. All real and personal property which is material to the Company's business on a consolidated basis and leased or licensed by the Company or a Company Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

3.21   LABOR

     No work stoppage involving the Company or a Company Subsidiary is pending or, to the best knowledge of the Company, threatened. Neither the Company nor a Company Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of the Company or a Company Subsidiary which could have a Material Adverse Effect on the Company. Employees of the Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of the Company's knowledge, there have been no efforts to unionize or organize any employees of the Company or any of the Company Subsidiaries during the past five years.

3.22   REQUIRED VOTE; INAPPLICABILITY OF ANTITAKEOVER STATUTES

     (a) The affirmative vote of the holders of two thirds of the issued and outstanding shares of Company Common Stock is necessary to approve this Agreement and the transactions contemplated hereby on behalf of the Company.

     (b) Assuming the accuracy of the representation and warranty of the Acquiror contained in Section 4.20 hereof, no "fair price" or other form of antitakeover statute or regulation, including without limitation Chapter 23B.19 of the WBCA, is applicable to this Agreement and the transactions contemplated hereby.

3.23   OWNERSHIP OF ACQUIROR COMMON STOCK

     As of the date hereof, neither the Company nor, to its best knowledge, any of its affiliates or associates (as such terms are defined under the Exchange
Act), (i) beneficially own, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Acquiror Common Stock which in the aggregate represent 10% or more of the outstanding shares of Acquiror Common Stock (other than shares held in a fiduciary capacity and beneficially owned by third parties or shares taken in consideration of debts previously contracted).

3.24   DISCLOSURES

     None of the representations and warranties of the Company or any of the written information or documents furnished or to be furnished by the Company to the Acquiror in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

     The Acquiror represents and warrants to the Company as follows:

4.1  CAPITAL STRUCTURE

     The authorized capital stock of the Acquiror consists of 100,000,000 shares of Acquiror Common Stock and 5,000,000 shares of Acquiror Preferred Stock. As of June 30, 1996, there were 42,246,383 shares of Acquiror Common Stock issued and outstanding, 1,737,383 shares of Acquiror Common Stock were held as treasury stock and not outstanding and there were no shares of Acquiror Preferred Stock issued and outstanding. All outstanding shares of Acquiror Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Acquiror Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Acquiror, except (i) for shares of Acquiror Common Stock issuable pursuant to the Acquiror Employee Stock Benefit Plans and (ii) by virtue of this Agreement.

4.2  ORGANIZATION, STANDING AND AUTHORITY OF THE ACQUIROR

     The Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Acquiror. The Acquiror is duly registered as a unitary savings and loan holding company under the HOLA and the regulations of the OTS thereunder. The Acquiror has heretofore delivered to the Company true and complete copies of the Restated Articles of Incorporation and Bylaws of the Acquiror as in effect as of the date hereof.

4.3  OWNERSHIP OF THE ACQUIROR SUBSIDIARIES

     The Acquiror has Previously Disclosed each direct or indirect Acquiror Subsidiary and identified Acquiror Bank as its only Significant Subsidiary as of the date hereof. The outstanding shares of capital stock of Acquiror Bank have been duly authorized and validly issued, are fully paid and nonassessable, and are directly owned by the Acquiror free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of Acquiror Bank and there are no agreements, understandings or commitments relating to the right of the Acquiror to vote or to dispose of said shares or other ownership interests.

4.4  ORGANIZATION, STANDING AND AUTHORITY OF THE ACQUIROR SUBSIDIARIES

     Acquiror Bank is a savings and loan association duly organized, validly existing and in good standing under the laws of the United States. Acquiror Bank (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect on the Acquiror. The deposit accounts of Acquiror Bank are insured by the SAIF to the maximum extent permitted by the FDIA. Acquiror Bank has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder.

4.5  AUTHORIZED AND EFFECTIVE AGREEMENT

     (a) Acquiror has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Acquiror. This Agreement has been duly and validly executed and delivered by the Acquiror and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Acquiror which is enforceable against the Acquiror in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) nor compliance by the Acquiror with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Restated Articles of Incorporation or Bylaws of the Acquiror or the Charter or Bylaws of the Acquiror Bank, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Acquiror or Acquiror Bank pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Acquiror or Acquiror Bank is a party, or by which any of their respective properties or assets may be bound or affected or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Acquiror or Acquiror Bank.

     (c) Except for (i) the filing of applications and notices with, and the consent and approval of, the OTS, (ii) the filing and effectiveness of the Form S-4 with the Commission, (iii) compliance with applicable state securities or "blue sky" laws and the NASD Bylaws in connection with the issuance of Acquiror Common Stock pursuant to this Agreement, (iv) the approval of this Agreement by the requisite vote of the shareholders of the Company, (v) the filing of Articles of Merger with the Secretary of State of the State of Washington pursuant to the WBCA in connection with the Merger, (vi) the filing of Articles of Combination with the OTS in connection with the Bank Merger and (vii) review of the Merger by the DOJ under federal antitrust laws, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of the Acquiror or Acquiror Bank in connection with (i) the execution and delivery by the Acquiror of this Agreement and the consummation by the Acquiror of the transactions contemplated hereby and (ii) the execution and delivery by the Acquiror Bank of the Bank Merger Agreement and the consummation by the Acquiror Bank of the transactions contemplated thereby.

     (d) As of the date hereof, the Acquiror is not aware of any reasons relating to the Acquiror or any of its Subsidiaries (including without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement and (ii) the continuation by the Acquiror after the Effective Time of the business of each of the Acquiror and the Company as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of the Acquiror, could have a Material Adverse Effect on the Acquiror or the Company or materially impair the value of the Company and the Company Subsidiaries to the Acquiror.

4.6  SECURITIES DOCUMENTS AND REGULATORY REPORTS

     (a) Since January 1, 1993, the Acquiror has timely filed with the Commission and the NASD all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) Since January 1, 1993, each of the Acquiror and the Acquiror Bank has duly filed with the OTS, the FDIC and any other applicable federal or state banking authority, as the case may be, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of the Acquiror and the Acquiror Bank by the OTS, neither the Acquiror nor the Acquiror Bank was required to correct or change any action, procedure or proceeding which the Acquiror or the Acquiror Bank believes has not been corrected or changed as required as of the date hereof.

4.7  FINANCIAL STATEMENTS

     (a) The Acquiror has previously delivered or made available to the Company accurate and complete copies of the Acquiror Financial Statements which, in the case of the consolidated statements of financial condition of the Acquiror as of September 30, 1995, 1994 and 1993 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years ended September 30, 1995, 1994 and 1993, are accompanied by the audit reports of Deloitte & Touche LLP, independent public accountants with respect to the Acquiror. The Acquiror Financial Statements referred to herein, as well as the Acquiror Financial Statements to be delivered pursuant to Section 5.8 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of the Acquiror as of the respective dates set forth therein, and the consolidated results of operations, stockholders' equity and cash flows of the Acquiror for the respective periods or as of the respective dates set forth therein.

     (b) Each of the Acquiror Financial Statements referred to in Section 4.7(a) has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein. The audits of the Acquiror and the Acquiror Subsidiaries have been conducted in all material respects in accordance with generally accepted auditing standards. The books and records of the Acquiror and the Acquiror Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and all such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Acquiror and the Acquiror Subsidiaries.

     (c) Except and to the extent (i) reflected, disclosed or provided for in the consolidated statement of financial condition of the Acquiror as of March 31, 1996 (including related notes) and (ii) of liabilities incurred since March 31, 1996 in the ordinary course of business, neither the Acquiror nor any Acquiror Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of the Acquiror on a consolidated basis.

4.8  MATERIAL ADVERSE CHANGE

     Since March 31, 1996, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Acquiror.

4.9  ENVIRONMENTAL MATTERS

     (a) To the best of the Acquiror's knowledge, the Acquiror and the Acquiror Subsidiaries are in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a Material Adverse Effect on the Acquiror. Neither the Acquiror nor any Acquiror Subsidiary has received in the past five years any communication from a Governmental Entity alleging that the Acquiror or any Acquiror Subsidiary is not in such compliance, or if such a communication has been received, the Acquiror is now in such compliance, and, to the best knowledge of the Acquiror, there are no present circumstances that would prevent or interfere with the continuation of compliance with all Environmental Laws.

     (b) To the best of the Acquiror's knowledge, none of the properties owned, leased or operated by the Acquiror or the Acquiror Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a Material Adverse Effect on the Acquiror.

     (c) To the best of the Acquiror's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against the Acquiror or any Acquiror Subsidiary or against any person or entity whose liability for any Environmental Claim the Acquiror or any Acquiror Subsidiary has or may have retained or assumed either contractually or by operation of law, except such which would not have a Material Adverse Effect on the Acquiror.

4.10 TAX MATTERS

     (a) The Acquiror and the Acquiror Subsidiaries, and each of their predecessors, have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all material taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all material taxes for any subsequent periods ending on or prior to the Effective Time. Neither the Acquiror nor any of the Acquiror Subsidiaries will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

     (b) All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by the Acquiror and its Subsidiaries are complete and accurate in all material respects. Neither the Acquiror nor an Acquiror Subsidiary is delinquent in the payment of any tax, assessment or governmental charge or has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against the Acquiror or an Acquiror Subsidiary as a result of any examinations or otherwise which have not been settled and paid. There are currently no agreements in effect with respect to the Acquiror or an Acquiror Subsidiary to extend the period of limitations for the assessment or collection of any tax. Except as Previously Disclosed, as of the date hereof, no audit, examination or deficiency or refund litigation with respect to any federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by the Acquiror and the Acquiror Subsidiaries is pending or, to the best of the Acquiror's knowledge, threatened.



     (c) Neither the Acquiror nor any Acquiror Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes, (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Acquiror or an Acquiror Subsidiary (nor does the Acquiror have any knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

4.11 LEGAL PROCEEDINGS

     There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of the Acquiror, threatened against the Acquiror or any Acquiror Subsidiary or against any asset, interest or right of the Acquiror or any Acquiror Subsidiary, or, to the best knowledge of the Acquiror, against any officer, director or employee of any of them that in any such case, if decided adversely, would have a Material Adverse Effect on the Acquiror. Neither the Acquiror nor any of the Acquiror Subsidiaries is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect on the Acquiror.

4.12 COMPLIANCE WITH LAWS

     (a) Each of the Acquiror and each of the Acquiror Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect on the Acquiror; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of the Acquiror, no suspension or cancellation of any of the same is threatened.

     (b) Neither the Acquiror nor any of the Acquiror Subsidiaries is in violation of its respective Articles of Incorporation, Charter or other chartering instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect on the Acquiror; and neither the Acquiror nor any Acquiror Subsidiary has received in the past five years any notice or communication from a Governmental Entity asserting that the Acquiror or any Acquiror Subsidiary is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect on the Acquiror. Neither the Acquiror nor any Acquiror Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings associations or savings and loan holding companies thereof issued by governmental authorities), and none of them has received in the past five years any written communication requesting that it enter into any of the foregoing, or if such a communication has been received, none of them is any longer subject to such request.

4.13 CERTAIN INFORMATION

     None of the information relating to the Acquiror and the Acquiror Subsidiaries to be included or incorporated by reference in (i) the Form S-4 will, at the time the Form S-4 and any amendment thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of the Company and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Proxy Statement mailed by the Acquiror to shareholders of the Company in connection with the meeting of shareholders at which this Agreement will be considered by such shareholders will comply as to form in all material respects with the Securities Act and the rules and regulations promulgated thereunder.

4.14 EMPLOYEE BENEFIT PLANS

     (a) The Acquiror has Previously Disclosed all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of the Acquiror or any Acquiror Subsidiary (the "Acquiror Employee Plans"), whether written or oral.

     (b) None of the Acquiror, any Acquiror Subsidiary, any pension plan maintained by any of them and qualified under Section 401(a) of the Code or, to the best of the Acquiror's knowledge, any fiduciary (with respect to whom the Acquiror or an Acquiror Subsidiary has an indemnification obligation) of such plan has incurred any material liability to the PBGC or the Internal Revenue Service with respect to any such plan. To the best of the Acquiror's knowledge, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan.

     (c) Neither the Acquiror nor any Acquiror Subsidiary participates in or has incurred any liability (that has not already been satisfied) under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in Section 4001(a)(3)of ERISA).

     (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each Acquiror Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (an "Acquiror Pension Plan") which is intended to qualify under Section 401(a) of the Code to the effect that such plan is qualified under Section 401(a) of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of the Acquiror's knowledge, is threatened to be revoked and the Acquiror does not know of any ground on which such revocation may be based. Neither the Acquiror nor any Acquiror Subsidiary has any liability under any such plan that is not reflected on the consolidated statement of financial condition of the Acquiror at March 31, 1996 included in the Acquiror Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

     (e) To the best of the Acquiror's knowledge, no prohibited transaction (within the meaning of Section 406 of ERISA) that is not exempt from the prohibition of such section by virtue of a statutory or administrative exemption has occurred with respect to any Acquiror Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or a material civil penalty under Section 502(i) of ERISA or otherwise have a Material Adverse Effect on the Acquiror.

     (f) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Acquiror Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412(1)(8)(A) of the Code), whether or not waived, exists with respect to any Acquiror Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Acquiror Pension Plan.

     (g) To the best of the Acquiror's knowledge, the Acquiror Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

     (h) There are no pending or, to the best knowledge of the Acquiror, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Acquiror Employee Plans or any trust related thereto or, to the best of the Acquiror's knowledge, any fiduciary thereof (with respect to whom the Acquiror or an Acquiror Subsidiary has an indemnification obligation).

4.15 CERTAIN CONTRACTS

     Neither the Acquiror nor any Acquiror Subsidiary is in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect on the Acquiror, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

4.16 BROKERS AND FINDERS

     Neither the Acquiror nor any Acquiror Subsidiary, nor, to the best of the Company's knowledge, any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby which reasonably could be expected to be a liability of the Acquiror or an Acquiror Subsidiary.

4.17 INSURANCE

     Except as Previously Disclosed, the Acquiror and each Acquiror Subsidiary is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations.

4.18 PROPERTIES

     All real and personal property owned by the Acquiror or the Acquiror Bank or presently used by either of them in its respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with their past practices. The Acquiror and the Acquiror Bank have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of the Acquiror as of March 31, 1996 included in the Acquiror Financial Statements or acquired after such date, except (i) liens for current taxes not yet due or payable (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of the Acquiror as of March 31, 1996 included in the Acquiror Financial Statements. All real and personal property which is material to the Acquiror's business on a consolidated basis and leased or licensed by the Acquiror or an Acquiror Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

4.19 LABOR

     No work stoppage involving the Acquiror or the Acquiror Bank is pending or, to the best knowledge of the Acquiror, threatened. Neither the Acquiror nor the Acquiror Bank is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving its employees which could have a Material Adverse Effect on the Acquiror. Employees of the Acquiror and the Acquiror Bank are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of the Acquiror's knowledge, there have been no efforts to unionize or organize any employees of the Acquiror or the Acquiror Bank during the past five years.

4.20 OWNERSHIP OF COMPANY COMMON STOCK.

     As of the date hereof, neither the Acquiror nor, to its best knowledge, any of its affiliates or associates (as such terms are defined under the Exchange
Act), (i) beneficially own, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Company Common Stock which in the aggregate represent 10% or more of the outstanding shares of Company Common Stock (other than shares held in a fiduciary capacity and beneficially owned by third parties, shares taken in consideration of debts previously contracted or in the case of the Acquiror shares which may be acquired pursuant to the Stock Option Agreement).

4.21 DISCLOSURES

     None of the representations and warranties of the Acquiror or any of the written information or documents furnished or to be furnished by the Acquiror to the Company in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

                                    ARTICLE V
                                    COVENANTS

5.1  REASONABLE BEST EFFORTS

     Subject to the terms and conditions of this Agreement, each of the Company and the Acquiror shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit consummation of the Merger (including, without limitation, satisfaction of the conditions to consummation of the Merger specified in Article VI of this Agreement), the Bank Merger and the other transactions contemplated hereby on or before December 31, 1996 or, in the event that requisite regulatory and other approvals have not yet been obtained, as promptly as practicable thereafter, and to otherwise enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other party hereto to that end.

5.2  SHAREHOLDER MEETING

     The Company shall take all action necessary to properly call and convene a meeting of its shareholders as soon as practicable after the date hereof to consider and vote upon this Agreement and the transactions contemplated hereby. The Board of Directors of the Company will recommend that the shareholders of the Company approve this Agreement, provided that the Board of Directors of the Company may fail to make such recommendation, or withdraw, modify or change any such recommendation, if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

5.3  REGULATORY MATTERS

     (a) The parties hereto shall promptly cooperate with each other in the preparation and filing of the Form S-4, including the Proxy Statement. Each of the Acquiror and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter promptly mail the Proxy Statement to its shareholders. The Acquiror also shall use its reasonable best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the issuance of Acquiror Common Stock pursuant to the Merger and all other transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

     (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties which are necessary or advisable to consummate the Merger, the Bank Merger and the other transactions contemplated hereby. The Acquiror and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with or written materials submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     (c) The Acquiror and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of the Acquiror, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated hereby.

     (d) The Acquiror and the Company shall promptly furnish each other with copies of written communications received by the Acquiror or the Company, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

5.4  INVESTIGATION AND CONFIDENTIALITY

     (a) Each party shall permit the other party and its representatives reasonable access to its properties and personnel, and shall disclose and make available to such other party all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of it and its Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which the other party may have a reasonable interest, provided that such access shall be reasonably related to the transactions contemplated hereby and, in the reasonable opinion of the respective parties providing such access, not unduly interfere with normal operations. Each party and its Subsidiaries shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other party and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with normal operations.

     (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby and, if such transactions shall not occur, the party receiving the information shall either destroy or return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (x) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof by the party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten business days prior notice thereof.

5.5  PRESS RELEASES

     The Acquiror and the Company shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation.

5.6  BUSINESS OF THE PARTIES

     (a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Acquiror, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. During such period, the Company also will use all reasonable efforts to (x) preserve its business organization and that of the Company Subsidiaries intact, (y) keep available to itself and the Acquiror the present services of the employees of the Company and the Company Subsidiaries and (z) preserve for itself and the Acquiror the goodwill of the customers of the Company and the Company Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of the Acquiror or as expressly contemplated hereby, between the date hereof and the Effective Time, the Company shall not, and shall cause each Company Subsidiary not to:

          (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Company Common Stock, provided that nothing contained herein shall be deemed to affect the ability of a Company Subsidiary to pay dividends on its capital stock to the Company;

          (ii) issue any shares of its capital stock, other than in the case of the Company pursuant to the Stock Option Agreement or upon exercise of the Company Options referred to in Section 3.1 hereof, or issue, grant, modify or authorize any Rights, other than the Stock Option Agreement; purchase or otherwise acquire any shares of Company Common Stock, other than pursuant to the Mortgage Company Agreement or, subject to the requirements of applicable laws and regulations, pursuant to an open market repurchase program to purchase up to 410,205 shares of Company Common Stock after the date hereof at a price of $18.00 or less per share; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

          (iii) amend its Articles of Incorporation, Charter, Bylaws or similar organizational documents; impose, or suffer the imposition, on any share of stock or other ownership interest held by the Company in a Company Subsidiary of any lien, charge or encumbrance or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any material debt or claim;

          (iv) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except as may be required pursuant to binding commitments existing on the date hereof and Previously Disclosed;

          (v) enter into or, except as may be required by law or for purposes of complying with Section 2.9 hereof, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; make any contributions to the Company's defined contribution plans not in the ordinary course of business consistent with past practice; or make any contributions to the Company's Employee Stock Ownership Plan;

          (vi) enter into (w) any agreement, arrangement or commitment not made in the ordinary course of business, (x) any agreement, indenture or other instrument relating to the borrowing of money by the Company or a Company Subsidiary or guarantee by the Company or any Company Subsidiary of any such obligation of others, except in the case of the Bank for deposits, FHLB advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice, (y) any agreement, arrangement or commitment relating to the employment of, or severance of, an employee, or amend any such existing agreement, arrangement or commitment, provided that the Company and a Company Subsidiary may employ an employee in the ordinary course of business if the employment of such employee is terminable by the Company or a Company Subsidiary or any successor thereof at will without liability, other than as required by law; or (z) any contract, agreement or understanding with a labor union;

          (vii) change its method of accounting in effect for the year ended March 31, 1996, except as required by changes in laws or regulations or generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the fiscal year ended March 31, 1996, except as required by changes in laws or regulations;

          (viii) purchase or otherwise acquire or, other than pursuant to the Mortgage Company Agreement, sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practice and policies;

          (ix) make any capital expenditures in excess of $5,000, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

          (x) originate, purchase or otherwise acquire, or extend, renew, modify or otherwise alter any commercial real estate loan or any multi-family residential loan, except pursuant to binding commitments existing on the date hereof or following the

     Company's provision of not less than two business days' written notice to the Acquiror describing the proposed activity in reasonable detail;

          (xi) file any applications or make any contract with respect to branching or site location or relocation;

          (xii) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

          (xiii) other than forward commitments to sell loans and hedging activities entered into in the ordinary course of the Mortgage Company's business and consistent with past practice, enter into any futures contract, option contract, interest rate cap, interest rate floor, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

          (xiv) engage in any transaction with an "affiliate," as defined at 12 C.F.R. Section 563.41(b)(1), other than pursuant to the Mortgage Company Agreement;

          (xv) discharge or satisfy any lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

          (xvi) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

          (xvii) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code, provided, however, that nothing contained herein shall limit the ability of the Company to execute the Stock Option Agreement or to perform any action required by the terms thereof or hereof;

          (xviii) take any action that would result in any of the representations and warranties of the Company contained in this Agreement not to be true and correct in any material respect at the Effective Time; or

          (xix) agree to do any of the foregoing.

     (b) During the period from the date of this Agreement and continuing until the Effective Time, the Acquiror shall continue to conduct its business and the business of the Acquiror Bank in a manner designed in its reasonable judgment to enhance the long-term value of the Acquiror Common Stock and the business prospects of the Acquiror. Without limiting the generality of the foregoing, except with the prior written consent of the

Company or as expressly contemplated hereby, between the date hereof and the Effective Time, the Acquiror shall not, and shall cause the Acquiror Bank not to:

          (i) amend its Restated Articles of Incorporation, Charter or Bylaws in a manner which would adversely affect in any manner the terms of the Acquiror Common Stock or the ability of the Acquiror to consummate the transactions contemplated hereby;

          (ii) make any acquisition or take any other action that individually or in the aggregate could materially adversely affect the ability of the Acquiror to consummate the transactions contemplated hereby in a reasonably timely manner;

          (iii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Acquiror Common Stock, except for regular quarterly cash dividends in an amount determined by the Board of Directors in the ordinary course of business and consistent with past practice, provided, however, that nothing contained herein shall be deemed to affect the ability of (x) an Acquiror Subsidiary to pay dividends on its capital stock to the Acquiror or (y) the Acquiror to repurchase shares of Acquiror Common Stock;

          (iv) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained herein shall limit the ability of the Acquiror to exercise its rights under the Stock Option Agreement;

          (v) take any action that would result in any of the representations and warranties of the Acquiror contained in this Agreement not to be true and correct in any material respect at the Effective Time; or

          (vi) agree to do any of the foregoing.

5.7  CERTAIN ACTIONS

     The Company shall not, and shall cause each Company Subsidiary not to, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, lease or purchase of all or a substantial portion of the assets of, or any equity interest in, the Company or a Company Subsidiary (other than with the Acquiror or an affiliate thereof), provided, however, that the Board of Directors of the Company may furnish such information or participate in such negotiations or discussions if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the failure to do the same would cause the members of such Board of Directors to breach their fiduciary duties under applicable law. The Company will promptly inform the Acquiror orally and in writing of any such request for information or of any such negotiations or discussions, as well as instruct its and its Subsidiaries' directors, officers, representatives and agents to refrain from taking any action prohibited by this Section 5.7.

5.8  CURRENT INFORMATION

     During the period from the date of this Agreement to the Effective Time, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending March 31, in the case of the Company, and September 30, in the case of the Acquiror), the Company and the Acquiror will deliver to the other party its quarterly report on Form 10-Q under the Exchange Act, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, the Company and the Acquiror will deliver to the other party its Annual Report on Form 10-K. Within 25 days after the end of each month, the Company and the Acquiror will deliver to the other party a consolidated statement of financial condition and a consolidated statement of operations, without related notes, for such month prepared in accordance with generally accepted accounting principles.

5.9  INDEMNIFICATION; INSURANCE

     (a) From and after the Effective Time through the sixth anniversary of the Effective Time, the Acquiror (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of the Company or a Company Subsidiary, in each case determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent to which such Indemnified Parties were entitled under the Articles of Incorporation and Bylaws of the Company or in similar organizational documents of a Company Subsidiary, in each case as in effect on the date hereof, provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Without limiting the foregoing obligation, the Acquiror also agrees that all limitations of liability existing in favor of the Indemnified Parties in the Articles of Incorporation and Bylaws of the Company or in similar organizational documents of a Company Subsidiary, in each case as in effect on the date hereof, arising out of matters existing or occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time, provided, however, that all such rights in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

     (b) Any Indemnified Party wishing to claim indemnification under Section 5.9(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event a federal banking agency or a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     (c) In the event that the Acquiror or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.9, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

5.10 BENEFIT PLANS AND ARRANGEMENTS

     (a) As soon as administratively practicable after the Effective Time, the Acquiror shall take all reasonable action so that employees of the Company and its Subsidiaries shall be entitled to participate in the Acquiror Employee Plans of general applicability, and until such time the Company Employee Plans shall remain in effect, provided that no employee of the Company or a Company Subsidiary who becomes an employee of the Acquiror and subject to the Acquiror's medical insurance plans shall be excluded from coverage thereunder on the basis of a preexisting condition that was not also excluded under the Company's medical insurance plans, except to the extent such preexisting condition was excluded from coverage under the Company's medical insurance plans, in which case this Section 5.10(a) shall not require coverage for such preexisting condition. For purposes of determining eligibility to participate in and the vesting of benefits under the Acquiror Employee Plans, the Acquiror shall recognize years of service with the Company and a Company Subsidiary prior to the Effective Time.

     (b) All employees of the Company or a Company Subsidiary as of the Effective Time shall become employees of the Acquiror or an Acquiror Subsidiary as of the Effective Time, provided that the Acquiror or an Acquiror Subsidiary shall have no obligation to continue the employment of any such person and nothing contained in this Agreement shall give any employee of the Company or any Company Subsidiary a right to continuing employment with the Acquiror or an Acquiror Subsidiary after the Effective Time.

     (c) The Acquiror agrees to make a severance payment to each employee of the Company and the Company Subsidiaries (other than an employee of the Company or the Company Subsidiaries who was otherwise contractually entitled to receive severance payments from the Company or the Company Subsidiaries) who (i) becomes an employee of the Acquiror and/or the Acquiror Subsidiaries and whose employment is terminated on or following the Effective Time, provided that the employee does not leave the employ of the Acquiror and/or the Acquiror Subsidiaries prior to the termination date due to (A) the employee's voluntary resignation or retirement or (B) the employee's termination for cause, or (ii) is offered continued employment by the Acquiror and/or the Acquiror Subsidiaries following the Effective Time either (A) at a compensation level which is less than the employee's compensation at the Company or the Company Subsidiaries immediately prior thereto or (B) in connection with the relocation of such employee more than 30 miles from the location of such employee's principal office immediately prior thereto and, in either case, who does not accept such offer and voluntarily resigns his employment. Any such employee shall be entitled to receive a lump sum severance payment equal to two weeks base salary as in effect immediately prior to the time of such termination for each year of service with the Company and the Company Subsidiaries, with a minimum severance payment equal to four weeks base salary and up to a maximum severance payment equal to 40 weeks base salary. As used herein, the term "cause" shall mean a good faith determination by the Acquiror that an employee engaged in willful misconduct in the performance of his or her duties or willfully or intentionally failed substantially to perform or habitually neglected to perform reasonably assigned duties.

5.11 BANK MERGER

     The Acquiror and the Company shall take, and shall respectively cause the Acquiror Bank and the Bank to take, all necessary and appropriate actions, including causing the execution by the Acquiror Bank and the Bank of a merger agreement (the "Bank Merger Agreement"), to cause the Bank to merge with and into the Acquiror Bank (the "Bank Merger") immediately after consummation of the Merger in accordance with the laws of the United States and the regulations of the OTS thereunder. The Acquiror Bank shall be the surviving corporation in the Bank Merger and shall continue its corporate existence under the name "Washington Federal Savings and Loan Association" under the laws of the United

States as a direct wholly-owned subsidiary of the Acquiror. Upon consummation of the Bank Merger, the separate corporate existence of the Bank shall cease. The directors and executive officers of the Acquiror Bank upon consummation of the Bank Merger shall be as set forth in the Bank Merger Agreement.

5.12 CERTAIN POLICIES; INTEGRATION

     (a) If requested by the Acquiror, on the business day immediately prior to the Effective Time, the Company shall, consistent with generally accepted accounting principles, establish or adjust accruals and reserves as may be necessary to conform the Company's accounting and credit loss reserve practices and methods to those of the Acquiror (as such practices and methods are to be applied to the Company or its Subsidiaries from and after the Effective Time) and reflect the Acquiror's plans with respect to the conduct of the Company's business following the Merger and to provide for the costs and expenses relating to the consummation by the Company of the transactions contemplated by this Agreement; provided, however, that the Company shall not be required to take such action (i) if such action is prohibited by applicable law or (ii) unless the Acquiror informs the Company that it has no reason to believe that all conditions to the Acquiror's obligations to consummate the transactions contemplated by this Agreement set forth in Article VI hereof will not be satisfied or waived. The establishment or adjustment of such accruals and reserves shall not constitute a breach of any representation or warranty of the Company contained in this Agreement.

     (b) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its directors, officers and employees to, cooperate with and assist the Company in the formulation of a plan of integration for the Acquiror and the Company and their respective banking subsidiaries.

5.13 RESTRICTIONS ON RESALE

     (a) The Company has Previously Disclosed to the Acquiror a schedule of each person that, to the best of its knowledge, is deemed to be an "affiliate" of the Company (each an "Affiliate"), as that term is used in Rule 145 under the Securities Act.

     (b) The Company shall use its reasonable best efforts to cause each person who may be deemed to be an Affiliate of the Company to execute and deliver to the Acquiror an agreement in the form attached hereto as Exhibit C.

5.14 DISCLOSURE SUPPLEMENTS

     From time to time prior to the Effective Time, each party shall promptly supplement or amend any materials Previously Disclosed and delivered to the other party pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials Previously Disclosed to the other party or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby; no such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of the parties for the purpose of determining whether the conditions set forth in Article VI hereof have been satisfied.

5.15 FAILURE TO FULFILL CONDITIONS

     In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated may not be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party or parties. Each party will promptly inform the other party or parties of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger or the Bank Merger by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of the Merger, the Bank Merger or any of the other transactions contemplated hereby.


                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1  CONDITIONS PRECEDENT - THE ACQUIROR AND THE COMPANY

     The respective obligations of the Acquiror and the Company to effect the Merger shall be subject to satisfaction of the following conditions at or prior to the Effective Time.

     (a) All corporate action necessary to authorize the execution and delivery of this Agreement and consummation of the Merger shall have been duly and validly taken by the Acquiror and the Company, including approval by the requisite vote of the shareholders of the Company of this Agreement, and all corporate and shareholder action necessary to authorize the execution and delivery of the Bank Merger Agreement and consummation of the transactions contemplated thereby shall have been duly and validly taken by the Bank and the Acquiror Bank.

     (b) All approvals and consents from the OTS and any other Governmental Entity the approval or consent of which is required for the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby shall have been received and all statutory waiting periods in respect thereof shall have expired; and the Acquiror and the Company shall have procured all other approvals, consents and waivers of each person (other than the Governmental Entities referred to above) whose approval, consent or waiver is necessary to the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and the failure of which to obtain would have the effects set forth in the following proviso clause; provided, however, that no approval or consent referred to in this Section 6.1(b) shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to the Acquiror that had such condition or requirement been known the Acquiror, in its reasonable judgment, would not have entered into this Agreement.

     (c) None of the Acquiror, the Company or their respective Subsidiaries shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any governmental or judicial authority which prohibits, restricts or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated hereby.

     (d) The Form S-4 shall have become effective under the Securities Act, and the Acquiror shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to issue the Acquiror Common Stock in connection with the Merger, and neither the Form S-4 nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the Commission or any state securities authority.

     (e) The shares of Acquiror Common Stock to be issued in connection with the Merger shall have been approved for quotation on the Nasdaq Stock Market's National Market.

     (f) The Acquiror and the Company shall have received the written opinion of Elias, Matz, Tiernan & Herrick L.L.P. to the effect that the Merger and the Bank Merger will each constitute a reorganization within the meaning of Section 368 of the Code and to the effect that (i) none of the Company, the Bank, the Acquiror or the Acquiror Bank will recognize any gain or loss with respect to the Merger or the Bank Merger, (ii) except for cash received in lieu of fractional share interests, holders of Company Common Stock who receive Acquiror Common Stock in the Merger will not recognize income, gain or loss for federal income tax purposes, (iii) the basis of such Acquiror Common Stock will equal the basis of the Company Common Stock for which it is exchanged and (iv) the holding period of such Acquiror Common Stock will include the holding period of the Company Common Stock for which it is exchanged, assuming that such stock is a capital asset in the hands of the holder thereof at the Effective Time. Each such opinion shall be based on such written representations from the Acquiror, the Company and others as such counsel shall reasonably request as to factual matters.

6.2  CONDITIONS PRECEDENT - THE COMPANY

     The obligations of the Company to effect the Merger shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by the Company pursuant to Section 7.4 hereof.

     (a)  The representations and warranties of the Acquiror as set forth in
Article IV hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this Section 6.2(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct unless the failure of any of the representations or warranties to be so true and correct would have, individually or in the aggregate, a Material Adverse Effect on the Acquiror.

     (b) The Acquiror shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement on or prior to the Effective Time.

     (c) The Acquiror shall have delivered to the Company a certificate, dated the date of the Closing and signed by its Chairman and President and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

     (d) The Acquiror shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as such conditions relate to the Acquiror as the Company may reasonably request.

6.3  CONDITIONS PRECEDENT - THE ACQUIROR

     The obligations of the Acquiror to effect the Merger shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by the Acquiror pursuant to Section 7.4 hereof.

     (a)  The representations and warranties of the Company set forth in
Article III hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct unless the failure of any of the representations or warranties to be so true and correct would have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (b) The Company shall have performed in all material respects all obligations and covenants required to be performed by it pursuant to this Agreement on or prior to the Effective Time.

     (c) The Company shall have delivered to the Acquiror a certificate, dated the date of the Closing and signed by its President and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

     (d) Dissenting Shares shall constitute not more than 10.0% of the outstanding shares of Company Common Stock immediately prior to the Effective Time.

     (e) The Company shall have completed immediately prior to the Closing the distribution of not less than 81% of the common stock of the Mortgage Company to the Shareholders and the related redemption of Company Common Stock held by such persons pursuant to the terms of the Mortgage Company Agreement.

     (f) For the period from March 31, 1996 through the Effective Time, (i) the Company shall not have established provisions for loan losses and/or write-downs with respect to Real Estate Owned which exceed, in the aggregate, $1.0 million, or (ii) the Acquiror shall not have determined, in its reasonable judgment, that an aggregate of $1.0 million of additional provisions for loan losses and/or write-downs with respect to Real Estate Owned are necessary to provide for reasonably anticipated losses on the Company's loans, net of recoveries, or to reflect the Company's Real Estate Owned at fair value (less estimated costs to sell) in accordance with generally accepted accounting principles.

     (g) For the period from March 31, 1996 through the Effective Time, (i) the Company shall not have incurred, in the aggregate, $15.0 million or more of realized and/or unrealized losses (net of realized and/or unrealized gains) with respect to the Company's investment securities and mortgage-backed securities, including securities held-to-maturity, available for sale and held for trading, or (ii) the Acquiror shall not have determined, in its reasonable judgment, that the Company has incurred, in the aggregate, $15.0 million or more of realized and/or unrealized losses (net of realized and/or unrealized gains) with respect to the Company's investment securities and mortgage-backed securities, including securities held-to-maturity, available for sale and held for trading.

     (h) The Company shall have furnished the Acquiror with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as such conditions relate to the Company as the Acquiror may reasonably request.

                                   ARTICLE VII
                        TERMINATION, WAIVER AND AMENDMENT

7.1  TERMINATION

     This Agreement may be terminated:

     (a) at any time on or prior to the Effective Time, by the mutual consent in writing of the parties hereto;

     (b) at any time on or prior to the Effective Time, by the Acquiror in writing if the Company has, or by the Company in writing if the Acquiror has, in any material respect, breached (i) any material covenant or undertaking contained herein or (ii) any representation or warranty contained herein the breach of which reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on the party that made the representation or warranty, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time;

     (c) at any time, by any party hereto in writing, if any of the applications for prior approval referred to in Section 5.3 hereof are denied or are approved in a manner which does not satisfy the requirements of Section 6.1(b) hereof, and the time period for appeals and requests for reconsideration has run;

     (d) at any time, by any party hereto in writing, if the shareholders of the Company do not approve this Agreement after a vote taken thereon at a meeting duly called for such purpose (or at any adjournment thereof), unless the failure of such occurrence shall be due to the failure of the party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such party at or before the Effective Time;

     (e) by either the Company or the Acquiror in writing if the Effective Time has not occurred by the close of business on the first anniversary of the date hereof, provided that this right to terminate shall not be available to any party whose failure to perform an obligation in breach of such party's obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger and the other transactions contemplated hereby to be consummated by such date; and

     (f) by the Company at any time during the three-day period commencing with the Determination Date (as defined below) if the Average Acquiror Share Price shall be less than $17.00, subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 7.1(f), it shall give written notice to the Acquiror (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period). During the three-day period commencing with its receipt of such notice, the Acquiror shall have the option to increase the consideration to be received by the holders of the Company
Common Stock hereunder by adjusting the Exchange Ratio to equal a number (calculated to the nearest one-thousandth) obtained by dividing (A) $17.00 by
(B) the Average Acquiror Share Price. If the Acquiror so elects within such three-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(f) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified). For purposes of this Section 7.1(f), the term
"Determination Date" means the last business day in the period referred to in the definition of the Average Acquiror Share Price.

7.2  EFFECT OF TERMINATION

     In the event that this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Section 5.4 and
Section 8.1, respectively, and this Section 7.2 shall survive any such termination and (ii) a termination pursuant to Section 7.1(b), (d) or (e) shall not relieve the breaching party from liability for willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

7.3  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to be performed after the Effective Time (including without limitation the covenants set forth in Sections 5.9 and 5.10 hereof), provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive the Acquiror or the Company (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either the Acquiror or the Company.

7.4  WAIVER

     Each party hereto by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of the Company) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, (iii) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (iv) the performance by the other party of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 7.5 hereof executed after shareholders of the

Acquiror or the Company have approved this Agreement shall not modify either the amount or form of the consideration to be provided hereby to the holders of Company Common Stock upon consummation of the Merger or otherwise materially adversely affect such shareholders without the approval of the shareholders who would be so affected.

7.5  AMENDMENT OR SUPPLEMENT

     This Agreement may be amended or supplemented at any time by mutual agreement of the Acquiror and the Company, subject to the proviso to Section 7.4 hereof. Any such amendment or supplement must be in writing and authorized by or under the direction of their respective Boards of Directors.

                                  ARTICLE VIII
                                  MISCELLANEOUS

8.1  EXPENSES

     Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, provided that (i) expenses of printing the Form S-4 and the registration fee to be paid to the Commission in connection therewith shall be shared equally between the Company and the Acquiror and (ii) notwithstanding anything to the contrary contained in this Agreement, neither the Acquiror nor the Company shall be released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.2  ENTIRE AGREEMENT

     This Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and therein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities other than as set forth in Section 5.9 hereof.

8.3  NO ASSIGNMENT

     None of the parties hereto may assign any of its rights or obligations under this Agreement to any other person.

8.4  NOTICES

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

     If to the Acquiror:

          Washington Federal, Inc.
          425 Pike Street
          Seattle, Washington  98101
          Attn: Guy C. Pinkerton
                Chairman, President and Chief Executive Officer
          Fax:  206-624-2334

     With a required copy to:

          Elias, Matz, Tiernan & Herrick L.L.P.
          734 15th Street, N.W.
          Washington, DC  20005
          Attn: Gerard L. Hawkins, Esq.
          Fax:  202-347-2172

     If to the Company:

          Metropolitan Bancorp
          1520 4th Avenue
          Seattle, Washington 98101-1648
          Attn: Patrick F. Patrick
                President and Chief Executive Officer
          Fax:  206-654-7883

     With a required copy to:

          Perkins Coie
          1201 Third Avenue
          40th Floor
          Seattle, Washington  98101-3099
          Attn: Charles Katz, Esq.
          Fax:  206-583-8500

8.5  ALTERNATIVE STRUCTURE

     Notwithstanding any provision of this Agreement to the contrary, the Acquiror may, with the written consent of the Company, elect, subject to the filing of all necessary


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

applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of the Company set forth herein, provided that (i) the federal income tax consequences of any transactions created by such modification shall not be other than those set forth in Section 6.1(f) hereof, (ii) consideration to be paid to the holders of the Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or any other condition to the obligations of the Acquiror set forth in Sections 6.1 and
6.3 hereof.

8.6  INTERPRETATION

     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.7  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.8  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of Washington applicable to agreements made and entirely to be performed within such jurisdiction.

8.9  DISPUTE RESOLUTION

     In the event that the Company disagrees with any judgment(s) made by the Acquiror pursuant to Section 6.3(f) and/or 6.3(g) of this Agreement, the judgment(s) shall be submitted for review by the respective independent public accountants of the Company and the Acquiror, or such other respective independent public accountants that may be selected by the Company or the Acquiror, as the case may be, for this purpose, whose determination shall be final, provided that if the independent public accountants engaged for this purpose do not agree, the Acquiror's judgment(s) shall be submitted for further review by another independent public accounting firm mutually agreeable to the Company and the Acquiror, whose determination shall be final and the expense of which shall be equally born by the Company and the Acquiror.


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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

                                   WASHINGTON FEDERAL, INC.
Attest:





/s/ RONALD L. SAPER                       By:  /s/ GUY C. PINKERTON
- ------------------------------------            -------------------------------
Name:  Ronald L. Saper                    Name:  Guy C. Pinkerton
Title: Senior Vice President              Title: Chairman, President
        and Chief Financial Officer               and Chief Executive Officer


                                       METROPOLITAN BANCORP
Attest:



/s/ EDWIN C. HEDLUND                      By:  /s/ PATRICK F. PATRICK
- -----------------------------------           ---------------------------------
Name:  Edwin C. Hedlund                   Name:  Patrick F. Patrick
Title: Secretary                          Title: President and Chief
                                                  Executive Officer



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